UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 18, 2008

                               West Marine, Inc.
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             (Exact Name of Registrant as Specified in its Charter)


           Delaware                0-22512                 77-0355502
    --------------------- ------------------------- ------------------------
       (State or Other        (Commission File          (I.R.S. Employer
        Jurisdiction of            Number)             Identification No.)
        Incorporation)


               500 Westridge Drive Watsonville, California 95076
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          (Address of Principal Executive Offices, Including Zip Code)

                                 (831) 728-2700
                            -----------------------
              (Registrant's Telephone Number, Including Area Code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act
       (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act
       (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the
       Exchange Act 17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the
       Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

On March 11, 2008, West Marine, Inc. (the "Company") filed a Notification of Late Filing on Form 12b-25 indicating that it would be late in filing its 2007 annual report on Form 10-K principally due to management's continuing analysis of certain current and historical expense accruals. On Wednesday, March 26, 2008, at 8:30 a.m. Pacific Time, the Company will hold a conference call to discuss its 2008 earnings guidance and 2007 fourth quarter and fiscal year-end 2007 operating results, including a restatement of prior-period financial results, as described below under Item 4.02.

Additionally, the Company intends to file its Form 10-K for the year ended December 29, 2007 on or before March 28, 2008. The 2007 Form 10-K will reflect the adjustments described below under Item 4.02 and appropriately disclose the impact of these adjustments for the fiscal years 2005 and 2006, the four quarters of 2006 and the first three quarters of 2007. The Company also will file an amended quarterly report on Form 10-Q/A for each of the first three quarters of 2007 reflecting these adjustments.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) In the course of finalizing its financial results for 2007, management determined that the Company had made an error in the manner in which it had established and recorded its reserves for estimated workers' compensation claims.

Historically, the Company's policy for estimating the required reserve necessary to meet expected future workers' compensation liability was based on a review performed by management and the Company's third party claims adjuster of each outstanding claim, using a combination of experience and the particular facts and circumstances of each individual claim. In early 2008, the Company engaged an actuary to perform an actuarial study of workers' compensation claims. Based on the actuary's analysis, management determined that the Company had not been accruing properly for losses incurred but not reported, for third party administration fees and for possible escalation of claims. This error prompted the Company to perform a review of other reserves and accounts, particularly those involving management estimates. As a result of this review, in addition to the workers' compensation liability adjustment, the Company also identified several other adjustments which individually were not material but, in the aggregate, required correction in the Company's previously issued 2007 quarterly and prior-period annual and quarterly financial statements relating to, among other things, sales return reserves, inventory reserves, sales and use tax reserves, deferred income taxes, and foreign currency translation gains and losses.

On March 18, 2008, upon the recommendation of management, the Company's Board of Directors authorized the restatement of the Company's financial statements. Accordingly, the financial statements as of and for the three years ended December 30, 2006 included in the Company's 2006 Form 10-K (and the corresponding reports of our independent registered public accountant Deloitte & Touche LLP) and the Company's quarterly financial statements for fiscal year 2006 and the first three quarters of fiscal year 2007 should no longer be relied upon. The restatement will be reflected in the 2007 Form 10-K, which the Company intends to file on or before March 28, 2008.







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The effect of the restatement on previously reported net income is as follows:


Net Income Effect (after tax)*
                                                    (dollars in thousands)

                                                                39 Weeks
                                                                 Ended
                                                              September 29,
                              2005              2006              2007
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Previously Reported
Net Income (Loss)          $ (2,314)         $ (7,099)         $ 14,148

Corrections to
Previously Reported
Net Income (Loss)              (708)             (580)            1,344
                            --------          --------          -------

Restated
Net Income (Loss)          $ (3,022)         $ (7,679)         $ 15,492


The impact on 2005 beginning Retained Earnings is a reduction of $2.4 million, reflecting the cumulative impact on net income for all prior years.



* The restated results presented above are preliminary and unaudited, and may change as the Company finalizes its financial statements. The final restated results will be reflected in the Company's Form 10-K for the year ended December 29, 2007.


The disclosures set forth above, including the timing for releasing fourth quarter and full year earnings and filing of the Company's 2007 Form 10-K, are qualified by the fact that the Company has not finalized its year-end accounting review or completed the preparation of year-end financial statements and that the Company's independent registered public accounting firm has not completed its audit. It is possible that additional errors could be identified before the Company's 2007 earnings are released and the 2007 Form 10-K is filed.

The Audit Committee of the Company's Board of Directors has discussed the above matters with the Company's independent registered public accountant, Deloitte & Touche LLP.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   WEST MARINE, INC.




Date:  March 24, 2008                 By:      /s/ Thomas R. Moran
                                         --------------------------------------
                                         Thomas R. Moran
                                         Senior Vice President and
                                         Chief Financial Officer